August 26, 2005


Mr. Felipe Menendez Ross
Chief Executive Officer and President
Ultrapetrol (Bahamas) Limited
c/o H & J Corporate Services Ltd.
Shirlaw House
87 Shirley Street, P. O. Box SS-19084
Nassau, Bahamas

	RE: 	Ultrapetrol (Bahamas) Limited
		Form 20-F for the Year Ended December 31, 2004
		File Number 333-08878

Dear Mr. Ross:

	We have completed our review of your Form 20-F and related filings and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Branch Chief

cc: Mr. Alberto G. Deyros
	Chief Financial Officer